Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PRONAI THERAPEUTICS, INC.

The undersigned, for the purpose of amending and restating the Certificate of Incorporation, as amended, of PRONAI THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that:

ONE: The Company was incorporated under the name Phenome Systems, Inc. pursuant to an original Certificate of Incorporation filed with the Secretary of the State of Delaware (the “Delaware Secretary”) on May 8, 2003. The Certificate of Incorporation was amended and restated pursuant to a First Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary on April 14, 2004 pursuant to which the name of the Company was changed to “ProNAi Therapeutics, Inc.” The First Amended and Restated Certificate of Incorporation was amended and restated by that certain Second Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary on December 8, 2004. The Second Amended and Restated Certificate of Incorporation was amended and restated by that certain Third Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary on June 26, 2008. The Third Amended and Restated Certificate of Incorporation was subsequently amended two times, by that certain Certificate of Amendment as filed with the Delaware Secretary on March 10, 2009 and that certain Certificate of Amendment as filed with the Delaware Secretary on June 22, 2011, and then subsequently amended and restated by that certain Fourth Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary on December 19, 2013 (collectively, the “Certificate of Incorporation”).

TWO: She is the duly elected and acting President of the Company.

THREE: The Certificate of Incorporation is hereby amended and restated to read as follows:

I.

The name of the Company is PRONAI THERAPEUTICS, INC.

II.

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, 19801 and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended (“DGCL”).

IV.

A. Upon the filing of this Fifth Amended and Restated Certificate of Incorporation with the Delaware Secretary (the “Effective Time”), the total number of shares of all classes of capital stock which the Company shall have the authority to issue shall be three hundred fifteen million nine hundred thirteen thousand seven hundred forty-one (315,913,741) shares, consisting solely of one hundred eighty million (180,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and one hundred thirty-five million nine hundred thirteen thousand seven hundred forty-one (135,913,741) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), one million eight hundred forty-three thousand eight hundred ninety-four (1,843,894) of which are designated as “Series A Preferred Stock” (the “Series A Preferred”), thirteen million one hundred thirty-four thousand eight hundred eighty (13,134,880) of which are designated as “Series B Preferred Stock” (the “Series B Preferred”), sixteen million one hundred twenty-two thousand six hundred eighteen (16,122,618) of which are designated as “Series B-1 Preferred Stock”)(the “Series B-1 Preferred”, together with the Series B Preferred, the “Preferred B Series of Stock”), nineteen million eight hundred twelve thousand three hundred forty-nine (19,812,349) of which are designated as “Series C Preferred Stock” (the “Series C Preferred”), and eighty five million (85,000,000) of which are designated as “Series D Preferred Stock” (the “Series D Preferred”).

B. [Reserved]

C. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1. DIVIDEND RIGHTS.

(a) Series D Dividend.

(i) Holders of the Series D Preferred, in preference to the holders of the Series C Preferred, the Preferred B Series of Stock, the Series A Preferred and the Common Stock, shall be entitled to receive cumulative accruing dividends at a rate of eight percent (8%) per annum of the Series D Original Issue Price (as defined below), compounded annually, on each outstanding share of the Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof)(the “Series D Accruing Dividends”). The Series D Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. The Series D Accruing Dividends shall be deemed declared annually and payable upon the earliest to occur of (i) the date determined by the Board, (ii) the liquidation of the Company (including a Deemed Liquidation Event (as defined below) and (iii) the conversion or redemption of at least a majority of the outstanding shares of the Series D Preferred (as applicable, the “Series D Dividend Payment Date”). Notwithstanding the foregoing, if the Board reasonably believes that the

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Company is not legally able to pay the Series D Accruing Dividends in cash at the Series D Dividend Payment Date, the Series D Accruing Dividend shall be paid in shares of the Common Stock at a price equal to the then-effective Series D Conversion Price (as defined below).

(ii) Notwithstanding the foregoing, in the event the Series D Accruing Dividends are paid upon the conversion of the outstanding shares of the Series D Preferred in connection with the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act of 1933, as amended (the “Act”)(the “Initial Public Offering”), the Company shall pay fifty percent (50%) of then-accrued Series D Accruing Dividends in cash, and the remaining fifty percent (50%) of the then-accrued Series D Accruing Dividends shall be forfeited.

(iii) The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of the Common Stock payable in shares of the Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Series D Preferred then outstanding shall first receive a dividend on each outstanding share of the Series D Preferred equal to the aggregate Series D Accruing Dividends then accrued on such share of the Series D Preferred and not previously paid.

(b) Series C Dividend.

(i) Holders of the Series C Preferred, in preference to the holders of the Preferred B Series of Stock, the Series A Preferred and the Common Stock, shall be entitled to receive cumulative accruing dividends at a rate of eight percent (8%) per annum of the Series C Original Issue Price (as defined below), compounded annually, on each outstanding share of the Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof)(the “Series C Accruing Dividends”). The Series C Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. The Series C Accruing Dividends shall be deemed declared annually and payable upon the earliest to occur of (i) the date determined by the Board, (ii) the liquidation of the Company (including a Deemed Liquidation Event (as defined below) and (iii) the conversion or redemption of at least a majority of the outstanding shares of the Series C Preferred (as applicable, the “Series C Dividend Payment Date”). Notwithstanding the foregoing, if the Board reasonably believes that the Company is not legally able to pay the Series C Accruing Dividends in cash at the Series C Dividend Payment Date, the Series C Accruing Dividend shall be paid in shares of the Common Stock at a price equal to the then-effective Series C Conversion Price (as defined below).

(ii) Notwithstanding the foregoing, in the event the Series C Accruing Dividends are paid upon the conversion of the outstanding shares of the Series C Preferred in connection with the Initial Public Offering, the Company shall pay fifty percent (50%) of then-accrued Series C Accruing Dividends in cash, and the remaining fifty percent (50%) of the then-accrued Series C Accruing Dividends shall be forfeited.

(iii) The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than

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dividends on shares of the Series D Preferred) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Series C Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of the Series C Preferred in an amount at least equal to the amount of the aggregate Series C Accruing Dividends then accrued on such share of the Series C Preferred and not previously paid.

(c) Series B-1 Dividend.

(i) Holders of the Series B-1 Preferred, in preference to the holders of the Series B Preferred, Series A Preferred and the Common Stock, shall be entitled to receive cumulative accruing dividends at a rate of eight percent (8%) per annum of the Series B-1 Original Issue Price (as defined below), compounded annually, on each outstanding share of the Series B-1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof)(the “Series B-1 Accruing Dividends”). The Series B-1 Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. The Series B-1 Accruing Dividends shall be deemed declared annually and payable upon the earliest to occur of (i) the date determined by the Board, (ii) the liquidation of the Company (including a Deemed Liquidation Event (as defined below) and (iii) the conversion or redemption of at least a majority of the outstanding shares of the Series B-1 Preferred (as applicable, the “Series B-1 Dividend Payment Date”). Notwithstanding the foregoing, if the Board reasonably believes that the Company is not legally able to pay the Series B-1 Accruing Dividends in cash at the Series B-1 Dividend Payment Date, the Series B-1 Accruing Dividend shall be paid in shares of the Common Stock at a price equal to the then-effective Series B-1 Conversion Price (as defined below).

(ii) Notwithstanding the foregoing, in the event the Series B-1 Accruing Dividends are paid upon the conversion of the outstanding shares of the Series B-1 Preferred in connection with the Initial Public Offering, the Company shall pay fifty percent (50%) of then-accrued Series B-1 Accruing Dividends in cash, and the remaining fifty percent (50%) of the then-accrued Series B-1 Accruing Dividends shall be forfeited.

(iii) The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of the Series D Preferred and Series C Preferred) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Series B-1 Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of the Series B-1 Preferred in an amount at least equal to the amount of the aggregate Series B-1 Accruing Dividends then accrued on such share of the Series B-1 Preferred and not previously paid.

(d) Series B Dividend.

(i) Holders of the Series B Preferred, in preference to the holders of the Series A Preferred and the Common Stock, shall be entitled to receive cumulative accruing dividends at a rate of eight percent (8%) per annum of the Series B Original Issue Price (as defined below), compounded annually, on each outstanding share of the Series B Preferred

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(as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof)(the “Series B Accruing Dividends”, together with the Series D Accruing Dividends, the Series C Accruing Dividends and the Series B-1 Accruing Dividends, the “Accruing Dividends”). The Series B Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. The Series B Accruing Dividends shall be deemed declared annually and payable upon the earliest to occur of (i) the date determined by Board, (ii) the liquidation of the Company (including a Deemed Liquidation Event (as hereinafter defined)) and (iii) the conversion or redemption of at least a majority of the outstanding shares of the Series B Preferred (as applicable, the “Series B Dividend Payment Date”). Notwithstanding the foregoing, if the Board reasonably believes that the Company is not legally able to pay the Series B Accruing Dividends in cash at the Series B Dividend Payment Date, then the Series B Accruing Dividend shall be paid in shares of the Common Stock at a price equal to the then-effective Series B Conversion Price (as defined below).

(ii) Notwithstanding the foregoing, in the event the Series B Accruing Dividends are paid upon the conversion of the outstanding shares of the Series B Preferred in connection with the Initial Public Offering, the Company shall pay fifty percent (50%) of then-accrued Series B Accruing Dividends in cash, and the remaining fifty percent (50%) of the then-accrued Series B Accruing Dividends shall be forfeited.

(iii) The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on the shares of the Series D Preferred, Series C Preferred and the Series B-1 Preferred) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Series B Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of the Series B Preferred in an amount at least equal to the amount of the aggregate Series B Accruing Dividends then accrued on such share of the Series B Preferred and not previously paid.

(e) Series A Dividend. Holders of the Series A Preferred, in preference to the holders of the Common Stock, shall be entitled to first receive, or simultaneously receive, when and as declared by the Board, but only out of funds that are legally available therefore, a dividend in an amount at least equal to $0.1064 per share of the Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Effective Time). Such dividends shall not be cumulative.

(f) Participation in Common Stock Dividends. If the Board shall declare a dividend payable upon the then-outstanding shares of the Common Stock, in addition to any dividend payable pursuant to subsection (a), (b), (c), (d) and (e) of Article IV, Section C.1. above, the Board shall declare at the same time a dividend upon the then-outstanding shares of the Preferred Stock, payable at the same time as the dividend paid on the Common Stock, in an amount equal to the amount of dividends per share of the Preferred Stock as would have been payable on the largest number of whole shares of the Common Stock into which each share of the Preferred Stock held by each holder thereof had been converted if such shares of the Preferred Stock had been converted to the Common Stock pursuant to the provisions of Section 4 hereof as of the record date for the determination of holders of the Common Stock entitled to receive such dividends.

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2. VOTING RIGHTS.

(a) General Rights. Except as otherwise provided herein or in the Company’s bylaws, the Preferred Stock shall vote together with the Common Stock and all other classes and series of stock of the Company as a single class on all actions to be taken by the stockholders of the Company including, but not limited to, actions amending the certificate of incorporation of the Company to increase the number of authorized shares of the Common Stock. Each holder of shares of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of the Common Stock (including fractions of a share) into which such shares of the Preferred Stock are then convertible pursuant to Section 4 hereof.

(b) Separate Vote of Preferred Stock. For so long as any of the authorized shares of the Preferred Stock remain outstanding, in addition to any other vote or consent required by the Company’s certificate of incorporation or bylaws, the vote or written consent of the holders of at least sixty percent (60%) of the outstanding shares of the Preferred Stock, voting or consenting together as a separate class, shall be necessary for authorizing, effecting or validating the following actions:

(i) the liquidation, dissolution or winding-up of the business and affairs of the Company, effecting any Deemed Liquidation Event, or consenting or entering into any agreement related to any of the foregoing;

(ii) amending, altering or repealing any provision of this Certificate of Incorporation or Bylaws of the Company, whether by merger, consolidation or otherwise;

(iii) declaring or effecting any stock split, combination of shares, reverse stock split, reorganization, recapitalization, or other reclassification affecting the Company’s equity securities;

(iv) creating, or authorizing the creation of any additional class or series of capital stock or issuing or obligating itself to issue shares of or increasing the authorized number of shares of any class or series of capital stock (except for the issuance of shares pursuant to a stock option or stock incentive plan as approved by a majority of the entire Board);

(v) purchasing or redeeming (or permitting any subsidiary to purchase or redeem) or paying or declaring any dividend or making any distribution on, any shares of capital stock of the Company other than (1) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein; (2) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof; or (3) as approved by a majority of the members of the Board, including the approval of a majority of the Preferred Directors (as defined herein) and at least one Series D Director (as defined herein);

(vi) adopting or amending any stock option or other stock incentive plan;

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(vii) creating, or authorizing the creation of any debt security; and

(viii) increasing or decreasing the size of the Board.

(c) Separate Vote of the Series D Preferred. For so long as any of the authorized shares of the Series D Preferred remain outstanding, in addition to any other vote or consent required by the Company’s certificate of incorporation or bylaws, the vote or written consent of the holders of at least a majority of the outstanding shares of the Series D Preferred, voting or consenting together as a separate class, shall be necessary for authorizing, effecting or validating the following actions:

(i) creating, or authoring the creation of any additional class or series of capital stock or issuing or obligating itself to issue shares of any security convertible into or exercisable for any equity security having rights, preferences or privileges senior to or on parity with the Series D Preferred;

(ii) increasing the number of authorized shares of Series D Preferred; or

(iii) purchasing or redeeming (or permitting any subsidiary to purchase or redeem) or paying or declaring any dividend or making any distribution on, any shares of capital stock of the Company prior to payment of all accrued dividends on the Series D Preferred.

(d) Separate Vote of the Series C Preferred. For so long as any of the authorized shares of the Series C Preferred remain outstanding, in addition to any other vote or consent required by the Company’s certificate of incorporation or bylaws, the vote or written consent of the holders of at least a majority of the outstanding shares of the Series C Preferred, voting or consenting together as a separate class, shall be necessary for authorizing, effective or validating any action which adversely alters or changes the rights, preferences or privileges or increases the number of authorized shares of the Series C Preferred.

(e) Separate Vote of the Series B-1 Preferred. For so long as any of the authorized shares of the Series B-1 Preferred remain outstanding, in addition to any other vote or consent required by the Company’s certificate of incorporation or bylaws, the vote or written consent of the holders of at least a majority of the outstanding shares of the Series B-1 Preferred, voting or consenting together as a separate class, shall be necessary for authorizing, effective or validating any action which adversely alters or changes the rights, preferences or privileges or increases the number of authorized shares of the Series B-1 Preferred.

(f) Separate Vote of the Series B Preferred. For so long as any of the authorized shares of the Series B Preferred remain outstanding, in addition to any other vote or consent required by the Company’s certificate of incorporation or bylaws, the vote or written consent of the holders of at least a majority of the outstanding shares of the Series B Preferred, voting or consenting together as a separate class, shall be necessary for authorizing, effective or validating any action which adversely alters or changes the rights, preferences or privileges or increases the number of authorized shares of the Series B Preferred.

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(g) Separate Vote of the Series A Preferred. For so long as any of the authorized shares of the Series A Preferred remain outstanding, in addition to any other vote or consent required by the Company’s certificate of incorporation or bylaws, the vote or written consent of the holders of at least a majority of the outstanding shares of the Series A Preferred, voting or consenting together as a separate class, shall be necessary for authorizing, effective or validating any action which adversely alters or changes the rights, preferences or privileges or increases the number of authorized shares of the Series A Preferred.

(h) Election of Board. For so long as any of the Preferred Stock remains outstanding, the Board shall consist of no less than seven (7) directors, to be elected as follows:

(i) For so long as any shares of the Series D Preferred remain outstanding, the holders of the Series D Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Board (the “Series D Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(ii) For so long as any shares of the Series C Preferred remain outstanding, the holders of the Series C Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series C Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iii) For so long as any shares of the Preferred B Series of Stock remain outstanding, the holders of the Preferred B Series of Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Preferred B Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The Preferred B Director, together with the Series D Directors and the Series C Director, are the “Preferred Directors.”

(iv) The holders of the Common Stock and the Preferred Stock, voting together as a single class on an as if converted basis, shall be entitled to elect the remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(v) This subsection (g) shall have no further force or effect upon the occurrence of an Initial Public Offering.

3. LIQUIDATION RIGHTS.

(a) Preferential Payments to the Holders of the Series D Preferred. In the event of any Deemed Liquidation Event (as defined herein), voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series D Preferred then outstanding shall be entitled to be paid out of the assets of the Company legally

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available for distribution to its stockholders, before any payment shall be made to the holders of the Series C Preferred, the Preferred B Series of Stock, the Series A Preferred and the Common Stock by reason of their ownership thereof, an amount per share equal to $0.70 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Effective Time, the “Series D Original Issue Price”), plus any Series D Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series D Liquidation Preference”). If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series D Preferred the full amount to which they shall be entitled under this Subsection 3(a), the holders of shares of the Series D Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable cm or with respect to such shares were paid in full.

(b) Preferential Payments to the Holders of the Series C Preferred. In the event of any Deemed Liquidation Event (as defined herein), voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series C Preferred then outstanding shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, after payment of the Series D Liquidation Preference, but before any payment shall be made to the holders of the Series B-1 Preferred, Series B Preferred, Series A Preferred and the Common Stock by reason of their ownership thereof, an amount per share equal to $0.70 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Effective Time, the “Series C Original Issue Price”), plus any Series C Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series C Liquidation Preference”). If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series C Preferred the full amount to which they shall be entitled under this Subsection 3(a), the holders of shares of the Series C Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) Preferential Payments to the Holders of the Series B-1 Preferred. In the event of any Deemed Liquidation Event (as defined herein), voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series B-1 Preferred then outstanding shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, after payment of the Series D Liquidation Preference and the Series C Liquidation Preference but before any payment shall be made to the holders of the Series B Preferred, Series A Preferred and the Common Stock by reason of their ownership thereof, an amount per share equal to $0.35 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Effective Time, the “Series B-1 Original Issue Price”), plus any Series B-1 Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series B-1 Liquidation Preference”). If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series B-1 Preferred the full amount to which

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they shall be entitled under this Subsection 3(b), the holders of shares of the Series B-1 Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(d) Preferential Payments to Holders of the Series B Preferred. In the event of any Deemed Liquidation Event, voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series B Preferred then outstanding shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, after payment of the Series D Liquidation Preference, the Series C Liquidation Preference and the Series B-1 Liquidation Preference, but before any payment shall be made to the holders of the Series A Preferred Stock and the Common Stock by reason of their ownership thereof, an amount per share equal to $1.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Effective Time, the “Series B Original Issue Price”), plus any Series B Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series B Liquidation Preference”). lf, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series B Preferred the full amount to which they shall be entitled under this Subsection 3(c), the holders of shares of the Series B Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(e) Preferential Payments to the Holders of the Series A Preferred. In the event of any Deemed Liquidation Event, voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred then outstanding shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, after payment of the Series D Liquidation Preference, the Series C Liquidation Preference, the Series B-1 Liquidation Preference and the Series B Liquidation Preference, but before any payment shall be made to the holders of the Common Stock, an amount per share of the Series A Preferred equal to an amount equal to the greater of (i) $1.52 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Effective Time, the “Series A Original Issue Price”), plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had each such share been converted into the Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (such amounts are collectively referred to as the “Series A Liquidation Preference”). If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction), shall be insufficient to make payment in full to all holders of the Series A Preferred of the Series A Liquidation Preference, then such assets (or consideration) shall be distributed among the holders of the Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(f) Distribution of Remaining Assets. In the event of any Deemed Liquidation Event, voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of the Series D Liquidation Preference, Series C Liquidation

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Preference, Series B-1 Liquidation Preference, the Series B Liquidation Preference and the Series A Liquidation Preference, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of the Series D Preferred, Series C Preferred, the Preferred B Series of Stock and the Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to the Common Stock pursuant to the terms of this Fifth Amended and Restated Certificate of Incorporation immediately prior to such dissolution, liquidation or winding up of the Company; provided, however that until and including April 17, 2015, the Series D Liquidation Amount (as defined below) shall be capped at three (3) times the Series D Original Issue Price. The aggregate per share amount which a holder of a share of the Series D Preferred is entitled to receive under Subsections 3(a) and 3(f) is hereinafter referred to as the “Series D Liquidation Amount”. The aggregate per share amount which a holder of a share of the Series C Preferred is entitled to receive under Subsections 3(b) and 3(f) is hereinafter referred to as the “Series C Liquidation Amount.” The aggregate per share amount which a holder of a share of the Series B-1 Preferred is entitled to receive under Subsections 3(c) and 3(f) is hereinafter referred to as the “Series B-1 Liquidation Amount.” The aggregate per share amount which the holder of a share of the Series B Preferred is entitled to receive under Subsections 3(d) and 3(f) is hereinafter referred to as the “Series B Liquidation Amount.” The aggregate per share amount which a holder of a share of the Series A Preferred is entitled to receive under Subsection 3(e) is hereinafter referred to as the “Series A Liquidation Amount.”

(g) Deemed Liquidation Events.

(i) Definition. Each of the following events shall be considered a “Deemed Liquidation Event”, unless the holders of at least sixty percent (60%) of the then-outstanding shares of the Preferred Stock elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such event:

(A) the liquidation, dissolution or winding up of the Company;

(B) a merger or consolidation in which the Company is a constituent party, or a subsidiary of the Company is a constituent party, and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(C) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; except for any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or

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(D) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company, of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company.

(ii) Effecting a Deemed Liquidation Event.

(A) The Company shall not have the power to effect a Deemed Liquidation Event referred to in this Subsection 3(g) unless the definitive agreement for such transaction (the “Transaction Agreement”) provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with Subsections 3(a), 3(b), 3(c), 3(d), 3(e) and 3(f) above.

(B) In the event of a Deemed Liquidation Event referred to in Subsection 3(g)(i) above, if the Company does not effect a dissolution of the Company under the DGCL within ninety (90) days after such Deemed Liquidation Event, then (1) the Company shall send a written notice to each holder of the Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (2) to require the redemption of such shares of the Preferred Stock, and (2) if the holders of at least sixty percent (60%) of the then-outstanding shares of the Preferred Stock so request in a written instrument delivered to the Company not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Company shall use the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of the Company) together with any other assets of the Company available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of (1) the Series D Preferred at a per share price equal to the Series D Liquidation Amount; provided, however, that in the event the Deemed Liquidation Event occurs on or before April 17, 2015, the Series D Liquidation Amount shall be capped at three (3) times the Series D Original Issue Price; (2) the Series C Preferred at a per share price equal to the Series C Liquidation Amount; (3) the Series B-1 Preferred at a per share price equal to the Series B-1 Liquidation Amount; (4) the Series B Preferred at a price per share equal to the Series B Liquidation Amount; and (5) the Series A Preferred at a price per share equal to the Series A Liquidation Amount.

(C) Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding clause (B), if the Available Proceeds are not sufficient to redeem all outstanding shares of the Preferred Stock, or if the Company does not have sufficient lawfully available funds to effect such redemption, the Company shall use such Available Proceeds (i) to first redeem the Series D Preferred to the fullest extent of such Available Proceeds or such lawfully available funds; (ii) to then redeem the Series C Preferred to the fullest extent of such Available Proceeds or such lawfully available funds; (iii) to then redeem the

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Series B-1 Preferred, to the fullest extent of such remaining Available Proceeds or such lawfully available funds; (iv) to then redeem the Series B Preferred, to the fullest extent of such Available Proceeds or such lawfully available funds; and (v) to finally redeem the Series A Preferred to the fullest extent of such remaining Available Proceeds or such lawfully available funds, in each case based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares. The Company shall then redeem any remaining shares of the Series D Preferred, Series C Preferred, Series B-1 Preferred, Series B Preferred and Series A Preferred, as the case may be, as soon as practicable after the Company has funds legally available therefor. The provisions of Subsection 5 below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 3(g)(ii). Prior to the distribution or redemption provided for in this Subsection 3(g)(ii), the Company shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(iii) Amount Deemed Paid or Distributed. If the amount deemed paid or distributed under this Subsection 3(g) is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(A) For securities not subject to investment letters or other similar restrictions on free marketability,

(1) if traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) trading day period ending three (3) days prior to the closing of such transaction;

(2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) trading day period ending three (3) days prior to the closing of such transaction; or

(3) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board acting in good faith (including the affirmative vote of a majority of the Preferred Directors). In any such case, the Board shall notify each holder of shares of the Preferred Stock of its determination of the fair market value or allocation, as the case may be, of such consideration prior to payment or accepting receipt thereof. If, within ten (10) days after receipt of such notice, the holders of not less than sixty percent (60%) of the shares of the Preferred Stock then outstanding shall notify the Board in writing of their objection to such determination, a determination of the fair market value of such consideration or allocation, as the case may be, shall be made by a nationally recognized independent investment banking firm acceptable to the Company and the holders of sixty percent (60%) of the shares of the Preferred Stock then outstanding. If the parties are unable to agree on such an investment banking firm, one shall be chosen by two nationally recognized independent investment banking firms, one of which shall be designated by the Company and one of which shall be designated by the holders of sixty percent (60%) of the shares of the Preferred Stock then outstanding. The Company shall bear the entire cost of the fees and expenses borne by the parties in such determination of such fair market value.

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(B) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as mutually determined by the Board and holders of sixty percent (60%) of the outstanding shares of the Preferred Stock) from the market value as determined pursuant to clause (1) above so as to reflect the approximate fair market value thereof.

(iv) Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Subsection 3(g)(i) above, if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, the Transaction Agreement shall provide that (1) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Subsections 3(a), 3(b), 3(c), 3(d), 3(e) and 3(f) above as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (2) any additional consideration which becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Subsections 3(a), 3(b), 3(c), 3(d), 3(e) and 3(f) above after taking into account the previous payment of the Initial Consideration as part of the same transaction.

4. CONVERSION RIGHTS.

The holders of the Preferred Stock shall have the following rights with respect to conversion into shares of the Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Subsection 4, shares of the Preferred Stock may, at the option of the holder thereof, be converted by the holder thereof at any time into fully-paid and nonassessable shares of the Common Stock. The number of shares of the Common Stock to which a holder of the Series D Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series D Preferred Conversion Rate (as hereinafter defined) then in effect by the number of shares of the Series D Preferred being converted. The number of shares of the Common Stock to which a holder of the Series C Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series C Preferred Conversion Rate (as hereinafter defined) then in effect by the number of shares of the Series C Preferred being converted. The number of shares of the Common Stock to which a holder of the Series B-1 Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series B-1 Preferred Conversion Rate (as hereinafter defined) then in effect by the number of shares of the Series B-1 Preferred being converted. The number of shares of the Common Stock to which a holder of the Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series B Preferred Conversion Rate (as hereinafter defined) then in effect by the number of shares of the Series B Preferred being converted. The number of shares of the Common Stock to

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which a holder of the Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series A Preferred Conversion Rate (as hereinafter defined) then in effect by the number of shares of the Series A Preferred being converted.

(b) Conversion Rate. The conversion rate in effect at any time for conversion of the Series D Preferred (the “Series D Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series D Original Issue Price by the Series D Preferred Conversion Price, calculated as provided in Subsection 4(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the “Series C Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series C Original Issue Price by the Series C Preferred Conversion Price, calculated as provided in Subsection 4(c). The conversion rate in effect at any time for conversion of the Series B-1 Preferred (the “Series B-1 Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series B-1 Original Issue Price by the Series B-1 Preferred Conversion Price, calculated as provided in Subsection 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Issue Price by the Series B Preferred Conversion Price, calculated as provided in Subsection 4(c). The conversion rate in effect at any time for the Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series A Original Issue Price by the Series A Preferred Conversion Price, calculated as provided in Subsection 4(c).

(c) Conversion Price. The conversion price for the Series D Preferred (the “Series D Preferred Conversion Price”) shall initially be the Series D Original Issue Price; provided, however, that in the event the Milestone identified in that certain Series D Preferred Stock Purchase Agreement between the Company and the purchasers named therein dated on or about April 17, 2014 (the “Series D Purchase Agreement”) is achieved, as determined in accordance with the terms of the Purchase Agreement, the initial Series D Preferred Conversion Price shall be $0.84. The Series D Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series D Preferred Conversion Price herein shall mean the Series D Preferred Conversion Price as adjusted. The conversion price for the Series C Preferred (the “Series C Preferred Conversion Price”) shall initially be the Series C Original Issue Price. The Series C Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C Preferred Conversion Price herein shall mean the Series C Preferred Conversion Price as adjusted. The conversion price for the Series B-1 Preferred (the “Series B-1 Preferred Conversion Price”) shall initially be the Series B-1 Original Issue Price. The Series B-1 Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B-1 Preferred Conversion Price herein shall mean the Series B-1 Preferred Conversion Price as adjusted. The conversion price for the Series B Preferred (the “Series B Preferred Conversion Price”) shall initially be the Series B Original Issue Price. The Series B Preferred Conversion Price shall be adjusted from time to time in accordance with this Subsection 4; provided, however, that in no event shall the Series B Preferred Conversion Price be less than $0.90. All references to the Series B Preferred Conversion Price herein shall mean the Series B Preferred Conversion Price as adjusted, subject to the limitation set forth in the preceding sentence. The conversion price for the Series A Preferred (the “Series A Preferred Conversion Price”) initially shall be equal to the Series A Original Issue Price. The Series A Preferred Conversion Price shall be adjusted from time to time after the Effective Time in

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accordance with this Subsection 4; provided, however, that in no event shall the Series A Preferred Conversion Price be less than $1.35. All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted, subject to the limitation set forth in the preceding sentence. The term “Applicable Conversion Price” shall refer to the Series D Preferred Conversion Price, the Series C Preferred Conversion Price, the Series B-1 Preferred Conversion Price, the Series B Preferred Conversion Price or the Series A Preferred Conversion Price, as the case may be.

(d) Mechanics of Conversion. Each holder of the Preferred Stock who desires to convert the same into shares of the Common Stock pursuant to this Subsection 4 shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of the Preferred Stock being converted. Thereupon, the Company shall promptly (but in no event more than three (3) business days after delivery of the notice required by the first sentence of this Subsection 4(d)) issue and deliver at such office to such holder a certificate or certificates for the number of shares of the Common Stock to which such holder is entitled and shall promptly pay (i) in shares of the Common Stock (at the applicable conversion price) any unpaid Accruing Dividends (whether or not declared) and any other declared and unpaid dividends on the shares of such Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value determined in good faith by the Board as of the date of conversion) the value of any fractional share of the Common Stock otherwise issuable to any holder of the Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of the Preferred Stock to be converted, and the person entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of the Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of the Series A Preferred is issued (the “Original Issue Date”), the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date, the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Applicable Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Subsection 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date, the Company pays a dividend or other distribution on the Common Stock in additional shares of the Common Stock

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(excluding any shares of the capital stock issued in payment of the Accruing Dividends), the Applicable Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The Applicable Conversion Price shall be adjusted by multiplying such Applicable Conversion Price then in effect by a fraction:

(A) the numerator of which is the total number of shares of the Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of the Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of the Common Stock issuable in payment of such dividend or distribution.

(ii) If the Company fixes a record date to determine which holders of the Common Stock are entitled to receive such dividend or other distribution, the Applicable Conversion Price shall be fixed as of the close of business on such record date and the number of shares of the Common Stock shall be calculated immediately prior to the close of business on such record date.

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this Subsection 4(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time on or after the Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a Deemed Liquidation Event or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Subsection 4), in any such event, each holder of the Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of the Common Stock into which such shares of the Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other stock, securities or property by the terms thereof.

(h) Reorganizations, Mergers or Consolidations. If at any time or from time to time on or after the Original Issue Date, there is a capital reorganization of the Common Stock or a merger or consolidation of the Company with or into another corporation or another entity or person (other than a Deemed Liquidation Event or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Subsection 4), as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of the Common Stock deliverable upon conversion would have been entitled upon such capital reorganization, merger

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or consolidation, subject to adjustment in respect of such stock, securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Subsection 4 with respect to the rights of the holders of the Preferred Stock after the capital reorganization, merger or consolidation to the end that the provisions of this Subsection 4 (including adjustment of the Applicable Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(i) Sale of Shares Below Applicable Conversion Price.

(i) If at any time or from time to time on or after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Subsection 4(i) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on the Common Stock in Additional Shares of the Common Stock, as provided in Subsection 4(f) above, and other than a subdivision or combination of shares of the Common Stock (as provided in Subsection 4(e) above), for an Effective Price (as hereinafter defined) less than the then-effective Applicable Conversion Price, then the Applicable Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Applicable Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (i) the number of shares of the Common Stock Deemed Outstanding (as hereinafter defined) immediately prior to such issue or sale, plus (ii) the number of shares of the Common Stock which the Aggregate Consideration (as hereinafter defined) received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the then-effective Applicable Conversion Price, and

(B) the denominator of which shall be (i) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (ii) the total number of Additional Shares of Common Stock so issued or deemed to be issued.

For purposes of the foregoing sentence “Common Stock Deemed Outstanding” means, as of any given date, the sum of (A) the number of shares of the Common Stock outstanding, (B) the number of shares of the Common Stock into which the then-outstanding shares of the Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of the Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

Notwithstanding the provisions of this Subsection 4(i), (v) no adjustment to the Series D Conversion Price shall be made pursuant to this Subsection 4(i) if, on or before the date of an issuance of sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series D Preferred Conversion Price then in effect, the holders of at least fifty percent (50%) of the outstanding shares of the Series D Preferred, voting or consenting as a separate class, waive the application of this Subsection 4(i) to the Series D Preferred Conversion Price in connection with any such issuance or sale, or deemed issuance or sale; (w)

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no adjustment to the Series C Preferred Conversion Price shall be made pursuant to this Subsection 4(i) if, on or before the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series C Preferred Conversion Price then in effect, the holders of at least fifty percent (50%) of the outstanding shares of the Series C Preferred, voting or consenting as a separate class, waive the application of this Subsection 4(i) to the Series C Preferred Conversion Price in connection with any such issuance or sale, or deemed issuance or sale; (x) no adjustment to the Series B-1 Preferred Conversion Price shall be made pursuant to this Subsection 4(i) if, on or before the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series B-1 Preferred Conversion Price then in effect, the holders of at least fifty percent (50%) of the outstanding shares of the Series B-1 Preferred, voting or consenting as a separate class, waive the application of this Subsection 4(i) to the Series B-1 Preferred Conversion Price in connection with any such issuance or sale, or deemed issuance or sale, (y) no adjustment to the Series B Preferred Conversion Price shall be made pursuant to this Subsection 4(i) if, on or before the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series B Preferred Conversion Price then in effect, the holders of at least fifty percent (50%) of the outstanding shares of the Series B Preferred, voting or consenting as a separate class, waive the application of this Subsection 4(i) to the Series B Preferred Conversion Price in connection with any such issuance or sale or deemed issuance or sale, and (z) no adjustment to the Series A Preferred Conversion Price shall be made pursuant to this Subsection 4(i) if, on or before the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series A Preferred Conversion Price then in effect, the holders of at least fifty percent (50%) of the outstanding shares of the Series A Preferred, voting or consenting as a separate class, waive the application of this Susbsection 4(i) to the Series A Preferred Conversion Price in connection with any such issuance or sale or deemed issuance or sale.

(ii) No adjustment shall be made to any of the Series D Preferred Conversion Price, Series C Preferred Conversion Price, the Series B-1 Preferred Conversion Price, the Series B Preferred Conversion Price or the Series A Preferred Conversion Price under this Subsection 4(i) in an amount less than one cent ($0.01) per share. Any adjustment otherwise required by this Subsection 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series D Preferred Conversion Price, the Series C Preferred Conversion Price, the Series B-1 Preferred Conversion Price, the Series B Preferred Conversion Price and the Series A Preferred Conversion Price, as the case may be.

(iii) For the purpose of the adjustment required under this Section 4(i), if (1) the Company issues or sells (x) Convertible Securities or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and (2) the Effective Price (as defined below) of such Additional Shares of Common Stock is less than the Applicable Conversion Price, in each case, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of

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the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of anti-dilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided, however, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the Applicable Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Applicable Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Applicable Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of any shares of the Preferred.

(E) No readjustment pursuant to Section 4(i)(iii)(C) and Section 4(i)(iii)(D) shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (1) the Applicable Conversion Price on the original adjustment date or (2) the Applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

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(iv) As used in this Subsection 4(i) and elsewhere in this Fifth Amended and Restated Certificate of Incorporation, capitalized terms shall have the following meanings:

(A) “Additional Shares of Common Stock” shall mean all shares of the Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i) (including shares of the Common Stock subsequently reacquired or retired by the Company), and, for the purposes of Subsection 4(i)(i) only, all shares of the Preferred Stock, other than:

(1) shares of the Common Stock issued or issuable upon conversion of any shares of the Preferred Stock;

(2) shares of the capital stock of the Company issued in payment of the Series D Accruing Dividends or shares of the capital stock of the Company issued in payment of Accruing Dividends on shares of Preferred Stock outstanding as of the Effective Time;

(3) shares of the Common Stock, including options, warrants or other rights to purchase up to such number of shares of the Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Original Issue Date), issued, sold or granted after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by a majority of the members of the Board;

(4) shares of the Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

(5) shares of the Common Stock or the Preferred Stock issued or issuable pursuant to the exercise of options, warrants or Convertible Securities outstanding as of the Effective Time;

(6) shares of the Common Stock or Preferred Stock and/or options, warrants or other rights to purchase the Common Stock or the Preferred Stock issued or issuable for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by a majority of the members of the Board;

(7) shares of the Common Stock or the Preferred Stock issued or issuable pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by a majority of the members of the Board; and

(8) any equity securities issued or issuable in connection with strategic transactions involving the Company and other entities approved by a majority of the members of the Board, including (a) joint ventures, manufacturing, marketing or distribution arrangements or (b) technology transfer or development arrangements,

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(B) “Aggregate Consideration” shall: (1) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company; (2) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (3) if Additional Shares of Common Stock, Convertible Securities or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(C) “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for shares of the Common Stock, but excluding Options.

(D) “Effective Price” means the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Subsection 4(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under Subsection 4(i), for such Additional Shares of Common Stock.

(E) “Option” means outstanding rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(j) Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4(i) above, then, upon the final such issuance, the Applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(k) Certificate of Adjustment. In each case of an adjustment or readjustment of the Applicable Conversion Price for the number of shares of the Common Stock or other securities issuable upon conversion of the Preferred Stock, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Effective Price of any such Additional Shares of Common Stock, (iii) the Applicable Conversion Price for the Preferred Stock, at the time in effect, (iv) the number of Additional Shares of Common Stock and (v) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

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(l) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Deemed Liquidation Event or other capital reorganization of the Company, any stock split, combination of shares, reverse stock split, reorganization, recapitalization, or other reclassification affecting the Company’s equity securities (each, a “Recapitalization Event”), any merger or consolidation of the Company with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of the Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Deemed Liquidation Event, Recapitalization Event, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of the Common Stock (or other securities) shall be entitled to exchange their shares of the Common Stock (or other securities) for securities or other property deliverable upon such Deemed Liquidation Event, Recapitalization Event, transfer, consolidation, merger, dissolution, liquidation or winding up.

(m) Automatic Conversion.

(i) Upon either (A) the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Preferred Stock; or (B) at the closing of a firmly underwritten initial public offering (involving the listing of the Company’s Common Stock on a U.S. national securities exchange or the NASDAQ stock market) pursuant to an effective registration statement under the Act, covering the offer and sale of the Common Stock for the account of the Company at a price of (1) at least one and six-tenths (1.6) times the Series D Original Issue Price if such closing occurs on or before April 17, 2015; and (2) at least two (2) times the Series D Original Issue Price if such closing occurs after April 17, 2015; and in either case, in which the net cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least fifty million dollars ($50,000,000) (the “Qualified Initial Public Offering”) (the time of such closing or the date and time of the event specified in such vote or written consent is referred to herein as the “Automatic Conversion Time”), (I) all outstanding shares of the Preferred Stock shall automatically be converted into shares of the Common Stock, at the then-effective Series D Preferred Conversion Price, the Series C Preferred Conversion Rate, the Series B-1 Preferred Conversion Rate, Series B Preferred Conversion Rate or Series A Preferred Conversion Rate, as the case may be, and (II) such shares may not be reissued by the Company. Upon such automatic conversion, any unpaid Accruing Dividends and any other accrued and unpaid dividends on the Preferred Stock shall be paid in accordance with the provisions of Subsection 4(d).

(ii) The Company shall send to all holders of record of shares of the Preferred Stock written notice of the Automatic Conversion Time and the place designated for mandatory conversion of all such shares of the Preferred Stock pursuant to this Subsection

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4(m). The Company need not send such notice in advance of the occurrence of the Automatic Conversion Time. Upon receipt of such notice, each holder of shares of the Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice, and shall thereafter receive a certificate or certificates for the number of shares of the Common Stock to which such holder is entitled pursuant to this Subsection 4(m). At the Automatic Conversion Time, all outstanding shares of the Preferred Stock shall be deemed to have been converted into shares of the Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of the Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the last sentence of this clause (ii). If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Automatic Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for the Preferred Stock, the Company shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of the Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided below in lieu of any fraction of a share of the Common Stock otherwise issuable upon such conversion and the payment of any unpaid Accruing Dividends on the shares converted.

(iii) All shares of the Preferred Stock shall, from and after the Automatic Conversion Time, no longer be deemed to be outstanding and, notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares on or prior to such time, all rights with respect to such shares shall immediately cease and terminate at the Automatic Conversion Time, except only the right of the holders thereof to receive shares of the Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Such converted shares of the Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the Preferred Stock accordingly.

(n) Fractional Shares. No fractional shares of the Common Stock shall be issued upon conversion of the Preferred Stock. All shares of the Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If; after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined in good faith by the Board) on the date of conversion.

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(o) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, If at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued shares of the Common Stock to such number of shares as shall be sufficient for such purpose.

(p) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of the Common Stock upon conversion of shares of the Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of the Common Stock in a name other than that in which the shares of the Preferred Stock so converted were registered.

5. REDEMPTION.

(a) At any time on or after December 31, 2018, the holders of at least eighty percent (80%) of the then-outstanding shares of the Series D Preferred, voting as a separate class, may require the Company, to the extent it may lawfully do so, to redeem all the outstanding shares of the Series D Preferred (the “Series D Redemption Election”). The Company shall effect any such redemption in three (3) annual installments with the first to occur on the date sixty (60) days after the date on which the Company receives notice of the Series D Redemption Election (each a “Series D Redemption Date”), by paying in cash therefore a redemption price equal to the greater of:

(i) 150% of the Series D Liquidation Preference; or

(ii) the Fair Market Value (as hereinafter defined) per share plus all declared or accrued but unpaid Series D Accruing Dividends (the “Series D Redemption Price”).

(b) At any time on or after December 31, 2018, the holders of at least eighty percent (80%) of the then-outstanding shares of the Series C Preferred, voting as a separate class, may require the Company, to the extent it may lawfully do so, to redeem the outstanding shares of the Series C Preferred (the “Series C Redemption Election”), such redemption to be at the option of each holder of the Series C Preferred. The Company shall effect any such redemption in three (3) annual installments with the first to occur on the date sixty (60) days after the date on which the Company receives notice of the Series C Redemption Election (each a “Series C Redemption Date”), by paying in cash therefore a redemption price equal to the greater of:

(i) 150% of the Series C Liquidation Preference; or

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(ii) the Fair Market Value (as hereinafter defined) per share plus all declared or accrued but unpaid Series C Accruing Dividends (the “Series C Redemption Price”).

Notwithstanding the foregoing, the Company shall not effect a redemption of any shares of Series C Preferred unless the Company simultaneously redeems, pursuant to subsection 5(g) below, the then-outstanding shares of Series D Preferred; provided, however, that this restriction may be waived by the holders of not less than two-thirds of the then-outstanding shares of Series D Preferred.

(c) At any time on or after December 31, 2018, the holders of at least sixty-seven percent (67%) of the then-outstanding shares of the Series B-1 Preferred, voting as a separate class, may require the Company, to the extent it may lawfully do so, to redeem the outstanding shares of the Series B-1 Preferred (the “Series B-1 Redemption Election”), such redemption to be at the option of each holder of the Series B-1 Preferred. The Company shall effect any such redemption in three (3) annual installments with the first to occur on the date sixty (60) days after the date on which the Company receives notice of the Series B-1 Redemption Election (each a “Series B-1 Redemption Date”), by paying in cash therefore a redemption price equal to the greater of:

(i) 150% of the Series B-1 Liquidation Preference; provided, however, that any sum in excess of the purchase price for such Series B-1 Preferred shall be paid out of the retained earnings of the Company; or

(ii) the Fair Market Value (as hereinafter defined) per share plus all declared or accrued but unpaid Series B-1 Accruing Dividends (the “Series B-1 Redemption Price”).

Notwithstanding the foregoing, the Company shall not effect a redemption of any shares of Series B-1 Preferred unless the Company simultaneously redeems, pursuant to subsections 5(g) and 5(h) below, the then-outstanding shares of Series D Preferred and Series C Preferred; provided, however, that this restriction may be waived by the holders of not less than two-thirds of the then-outstanding shares of Series D Preferred, with respect to the Series D Preferred, and by the holders of not less than two-thirds of the then-outstanding shares of Series C Preferred, with respect to the Series C Preferred.

(d) At any time on or after December 31, 2018, the holders of at least sixty-seven percent (67%) of the then-outstanding shares of the Series B Preferred, voting as a separate class, may require the Company, to the extent it may lawfully do so, to redeem the outstanding shares of the Series B Preferred (the “Series B Redemption Election”), such redemption to be at the option of each holder of the Series B Preferred. The Company shall effect any such redemption in three (3) annual installments with the first to occur on the date sixty (60) days after the date on which the Company receives notice of the Series B Redemption Election (each a “Series B Redemption Date”, together with the Series B-1 Redemption Date

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and without distinction between them, each a “Redemption Date”), by paying in cash therefore a redemption price equal to the greater of:

(i) 150% of the Series B Liquidation Preference; provided, however, that any sum in excess of the purchase price for such Series B Preferred shall be paid out of the retained earnings of the Company; or

(ii) the Fair Market Value per share plus all declared or accrued but unpaid Series B Accruing Dividends (the “Series B Redemption Price”).

Notwithstanding the foregoing, the Company shall not effect a redemption of any shares of Series B Preferred unless the Company simultaneously redeems, pursuant to subsections 5(g), 5(h) and 5(i) below, the then-outstanding shares of the Series D Preferred, Series C Preferred and the Series B-1 Preferred; provided, however, that this restriction may be waived by the holders of not less than two-thirds of the then-outstanding shares of Series D Preferred, with respect to the Series D Preferred, by the holders of not less than two-thirds of the then-outstanding shares of Series C Preferred, with respect to the Series C Preferred, and by the holders of not less than two-thirds of the then-outstanding shares of the Series B-1 Preferred, with respect to the Series B-1 Preferred.

(e) The “Fair Market Value” shall be the value per share of Series D Preferred, Series C Preferred, Series B-1 Preferred or Series B Preferred, as the case may be, as determined by a qualified independent appraiser jointly selected by the Company and the holders of at least two-thirds of the Series D Preferred, Series C Preferred, Series B-1 Preferred or Series B Preferred, as the case may be, without any discount for minority interest or lack of marketability. If such holders and the Company cannot agree on an independent appraiser, then the holders of two-thirds of the Series D Preferred, Series C Preferred, Series B-1 Preferred or Series B Preferred, as the case may be, and the Company shall each choose an appraiser, and those appraisers will jointly select another independent appraiser to perform the appraisal. The cost of determining the Fair Market Value shall be borne equally by the Company and the holders requesting redemption.

(f) At least thirty (30) days but no more than sixty (60) days prior to a Redemption Date, the Company shall send a written notice (a “Redemption Notice”) to all holders of the Series D Preferred, Series C Preferred and the Preferred B Series of Stock setting forth (A) the Series D Redemption Price, the Series C Redemption Price, the Series B-1 Redemption Price and Series B Redemption Price, as the case may be, for the shares to be redeemed on such Redemption Date; and (B) the place at which such holders may obtain payment of the Series D Redemption Price, Series C Redemption Price, the Series B-1 Redemption Price and the Series B Redemption Price, as the case may be, upon surrender of their share certificates.

(g) On each Series D Redemption Date, the Company shall pay the Series D Redemption Price to the holders of the Series D Preferred for each share of the Series D Preferred to be redeemed on such Redemption Date.

(h) On each Series C Redemption Date, the Company shall first pay the Series D Redemption Price to the holders of the Series D Preferred for each share of the Series D Preferred to be redeemed on such Redemption Date, and second pay the Series C Redemption Price to the holders of the Series C Preferred for each share of the Series C Preferred to be redeemed on such Redemption Date.

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(i) On each Series B-1 Redemption Date, the Company shall first pay the Series D Redemption Price to the holders of the Series D Preferred for each share of the Series D Preferred to be redeemed on such Redemption Date, second pay the Series C Redemption Price to the holders of the Series C Preferred for each share of the Series C Preferred to be redeemed on such Redemption Date, and third pay the Series B-1 Redemption Price to the holders of the Series B-1 Preferred for each share of the Series B-1 Preferred to be redeemed on such Redemption Date.

(j) On each Series B Redemption Date, the Company shall first pay the Series D Redemption Price to the holders of the Series D Preferred for each share of the Series D Preferred to be redeemed on such Redemption Date, second pay the Series C Redemption Price to the holders of the Series C Preferred for each share of the Series C Preferred to be redeemed on such redemption date, third pay the Series B-1 Redemption Price to the holders of the Series B-1 Preferred for each share of the Series B-1 Preferred to be redeemed on such Redemption Date, and fourth pay the Series B Redemption Price to the holders of the Series B Preferred, for each share of the Series B Preferred to be redeemed on such Redemption Date.

(k) Shares subject to redemption pursuant to this Subsection 5 shall be redeemed from each holder of shares of the Series D Preferred, Series C Preferred, Series B-1 Preferred and the Series B Preferred on a pro rata basis, based on the total number of shares of the Series D Preferred, Series C Preferred and Preferred B Series of Stock then outstanding. If the Company does not have sufficient funds available to legally redeem all shares to be redeemed on such Redemption Date (including, if applicable, those to be redeemed at the option of the Company), then it shall redeem such shares of the Series D Preferred first pro rata (based on the portion of the Aggregate Redemption Price (as defined below) payable to them) to the extent possible, then redeem the Series C Preferred pro rata (based on the portion of the Aggregate Redemption Price (as defined below) payable to them) to the extent possible, then redeem the Series B-1 Preferred pro rata (based on the portion of the Aggregate Redemption Price (as defined below) payable to them) to the extent possible, and shall redeem the remaining shares of the Series D Preferred, Series C Preferred, Series B-1 Preferred and the Series B Preferred to be redeemed as soon as sufficient funds are legally available.

(l) In the event that the Company fails or is unable under applicable law to pay the aggregate amount to be paid to all holders of the Series D Preferred, Series C Preferred and the Preferred B Series of Stock upon the applicable Redemption Date (the “Aggregate Redemption Price”), the Company shall, at its sole cost and expense, engage an investment banking firm selected and approved by the Board (including the approval of the Preferred Directors) to the end of selling the assets of the Company at the highest possible price for the purpose of paying any balance of the Aggregate Redemption Price. The Company shall use commercially reasonable efforts to do so as soon as practicable.

(m) On or prior to a Redemption Date, the Company shall deposit the Aggregate Redemption Price payable on such Redemption Date with a bank or trust company

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having aggregate capital and surplus in excess of one hundred million dollars ($100,000,000), as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Series D Redemption Price for the shares to their respective holders of the Series D Preferred upon the surrender of their share certificates, the Series C Redemption Price for the shares to their respective holders of the Series C Preferred upon the surrender of their share certificates, the Series B-1 Redemption Price for the shares to their respective holders of the Series B-1 Preferred upon the surrender of their share certificates, and the Series B Redemption Price for the shares to their respective holders of the Series B Preferred upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Subsection 5 for the redemption of shares thereafter converted into shares of the Common Stock pursuant to Subsection 4 hereof no later than the applicable Redemption Date, shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Subsection 5 remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

(n) On or after the applicable Redemption Date, each holder of shares of the Series D Preferred, Series C Preferred or Preferred B Series of Stock to be redeemed shall surrender such holder’s certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Series D Redemption Price, the Series C Redemption Price, the Series B-1 Redemption Price or the Series B Redemption Price for such shares, as the case may be, shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all of the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after each Redemption Date, unless there shall have been a default in payment of any of the Series D Redemption Price, the Series C Redemption Price, the Series B-1 Redemption Price or the Series B Redemption Price, or the Company is unable to pay the Series D Redemption Price, the Series C Redemption Price, the Series B-1 Redemption Price or the Series B Redemption price payable upon such Redemption Date due to not having sufficient legally available funds, all rights of the holder of such shares as holder of the Series D Preferred, Series C Preferred or Preferred B Series of Stock (except the right to receive the Series D Redemption Price, the Series C Redemption Price, the Series B-1 Redemption Price and the Series B Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of the Series D Preferred, Series C Preferred and the Preferred B Series of Stock are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of the Series D Preferred, Series C Preferred and Preferred B Series of Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

(o) In the event the Company receives the Redemption Notice, the Conversion Rights (as defined in Subsection 4) for such Series D Preferred, Series C Preferred or Preferred B Series of Stock, as the case may be, shall terminate as to the shares designated for redemption at the close of business on each Redemption Date, unless default is made in payment of the Series D Redemption Price, the Series C Redemption Price, the Series B-1 Redemption Price or the Series B Redemption Price, as the case may be, for the shares to be redeemed on such Redemption Date.

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(p) If the Company receives, on or prior to the 20th day after the date of delivery of the Redemption Notice to a holder of the Series D Preferred, the Series C Preferred or the Preferred B Series of Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 5 (the “Exclusion Notice”), then the shares of the Series D Preferred, Series C Preferred or Preferred B Series of Stock, as the case may be, registered on the books of the Company in the name of such holder at the time of the Company’s receipt of such notice shall thereafter be “Excluded Shares” and shall automatically be converted into shares of the Common Stock, at the then-effective Series D Preferred Conversion Rate with respect to Excluded Shares that are shares of the Series D Preferred, the then-effective Series C Preferred Conversion Rate with respect to Excluded Shares that are shares of the Series C Preferred, the then-effective Series B-1 Preferred Conversion Rate with respect to Excluded Shares that are shares of the Series B-1 Preferred and the then-effective Series B Conversion Rate with respect to Excluded Shares that are shares of the Series B Preferred. Upon such automatic conversion, any accrued and unpaid dividends on the Excluded Shares shall be paid in accordance with the provisions of Subsection 4(d). Each holder of the Excluded Shares agrees to surrender any certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice, and shall thereafter receive certificates for the number of shares of the Common Stock to which such holder is entitled pursuant to this Subsection 5(n). As of the date set forth in the Exclusion Notice, all of the Excluded Shares shall be deemed to have been converted into shares of the Common Stock and all rights with respect to the Excluded Shares so converted, including the rights, if any, to receive notices and vote (other than as a holder of the Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in this Subsection 5(n). If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in a form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Company’s receipt of the Exclusion Notice and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for the Excluded Shares, the Company shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of the Common Stock issuable on such conversion in accordance with the provisions hereof.

6. NOTICES. Any notice required by the provisions of this Article 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

7. WAIVER. Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of the Preferred Stock by

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the affirmative written consent or vote of the holders of at least sixty percent (60%) of the shares of the Preferred Stock then outstanding. Any of the rights, powers, preferences and other terms of the Series D Preferred set forth herein may be waived on behalf of all holders of the Series D Preferred by the affirmative written consent or vote of the holders of at least fifty percent (50%) of the shares of the Series D Preferred then outstanding. Any of the rights, powers, preferences and other terms of the Series C Preferred set forth herein may be waived on behalf of all holders of the Series C Preferred by the affirmative written consent or vote of the holders of at least fifty percent (50%) of the shares of the Series C Preferred then outstanding. Any of the rights, powers, preferences and other terms of the Series B-1 Preferred set forth herein may be waived on behalf of all holders of the Series B-1 Preferred by the affirmative written consent or vote of the holders of at least fifty percent (50%) of the shares of the Series B-1 Preferred then outstanding. Any of the rights, powers, preferences and other terms of the Series B Preferred set forth herein may be waived on behalf of all holders of the Series B Preferred by the affirmative written consent or vote of the holders of at least fifty percent (50%) of the shares of the Series B Preferred then outstanding. Any of the rights, powers, preferences and other terms of the Series A Preferred set forth herein may be waived on behalf of all holders of the Series A Preferred by the affirmative written consent or vote of the holders of at least fifty percent (50%) of the shares of the Series A Preferred then outstanding.

D. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject to and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise required by law or the Company’s certificate of incorporation, each holder of the Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Company for the election of directors and all matters submitted to a vote of stockholders of the Company. Except as otherwise provided herein or in the Company’s bylaws, the Preferred Stock shall vote together with the Common Stock and all other classes and series of stock of the Company as a single class on all actions to be taken by the stockholders of the Company including, without limitation, actions amending the certificate of incorporation of the Company to increase the number of authorized shares of the Common Stock.

Notwithstanding the provisions of Section 242(b)(2) of the DGCL, but without limitation of and subject to the provisions of Part C, Section 2 hereof, the number of authorized shares of the Common Stock may be increased or decreased (but not below the number of shares of the Common Stock then outstanding) by the affirmative vote of the holders of at least a majority of the Common Stock and the Preferred Stock (voting together as a single class on an as-converted basis), and the holders of the Common Stock shall not be entitled to a separate class vote with respect thereto.

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V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permitted by applicable law.

B. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided herein and in the Company’s bylaws.

B. The Board is expressly empowered to adopt, amend or repeal the bylaws of the Company.

VII.

To the maximum extent permitted from time to time under the laws of the State of Delaware, the Company shall indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of the Company or while a director or officer is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Company to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. No amendment or repeal of this Article VII shall apply to or adversely affect any right or protection of a director or officer of the Company with respect to any act or omission of such director occurring prior to such amendment or repeal.

VIII.

The Company reserves the right to amend or repeal any provision contained in the Company’s certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

PRONAI THERAPEUTICS, INC.

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION – 32

* * * *

FOUR: This Fifth Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Fifth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company and was approved by written consent of the stockholders of the Company in accordance with the provisions of Section 228 of the DGCL.

SIGNATURE ON THE FOLLOWING PAGE

PRONAI THERAPEUTICS, INC.

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION – 33

IN WITNESS WHEREOF, the Company has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by its President this 16th day of April, 2014.

PRONAI THERAPEUTICS, INC.

By:	/s/ Mina Sooch
Mina Sooch
Its: President and CEO

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

PRONAI THERAPEUTICS, INC.

CERTIFICATE OF AMENDMENT

TO THE

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PRONAI THERAPEUTICS, INC.

ProNAi Therapeutics, Inc. (the “Company”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that the following amendments to the Company’s Fifth Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on April 16, 2014 (the “Current Certificate”), has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendments by the Company’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the DGCL:

1. Article IV, Part A of the Current Certificate is hereby amended and restated in its entirety to read as follows:

“IV

A. Upon the filing of this Fifth Amended and Restated Certificate of Incorporation with the Delaware Secretary (the “Effective Time”), the total number of shares of all class of capital stock which the Company shall have the authority to issue shall be three hundred sixteen million seventy-four thousand four hundred sixty-six (316,074,466) shares, consisting solely of: one hundred eighty million (180,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and one hundred thirty-six million seventy-four thousand four hundred sixty-six (136,074,466) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), one million eight hundred forty-three thousand eight hundred ninety-four (1,843,894) of which are designated as “Series A Preferred Stock” (the “Series A Preferred”), thirteen million one hundred thirty-four thousand eight hundred eighty (13,134,880) of which are designated as “Series B Preferred Stock” (the “Series B Preferred”), sixteen million two hundred eighty-three thousand three hundred forty-three (16,283,343) of which are designated as “Series B-1 Preferred Stock” (the “Series B-1 Preferred”, and, together with the Series B Preferred, the “Series B Series of Stock”), nineteen million eight hundred twelve thousand three hundred forty-nine (19,812,349) of which are designated as “Series C Preferred Stock” (the “Series C Preferred”), and eighty-five million (85,000,000) of which are designated as “Series D Preferred Stock” (the “Series D Preferred”).”

2. The first clause of Article IV, Part C, Section 2(h) of the Current Certificate is hereby amended and restated in its entirety to read as follows:

“(h) Election of Board. For so long as any of the Preferred Stock remains outstanding, the Board shall consist of no less than eight (8) directors, to be elected as follows:”

3. Article IV, Part C, Section 2(h)(v) of the Current Certificate is hereby amended and restated in its entirety to read as follows:

“(v) This subsection (h) shall have no further force or effect upon the occurrence of an Initial Public Offering.”

4. A new Article IX shall be added to the Current Certificate to read in its entirety as follows:

“IX

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (c) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws; (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws; or (e) any action asserting a claim against the Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article IX.”

5. The foregoing amendments to the Current Certificate have been duly approved by the Company’s Board of Directors in accordance with Sections 141 and 242 of the DGCL.

6. The foregoing amendments to Current Certificate have been duly approved by the Company’s stockholders in accordance with Sections 228 and 242 of the DGCL.

7. This Certificate of Amendment shall be effective upon filing with the Delaware Secretary of State.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this 14th day of May, 2015 and the foregoing facts stated herein are true and correct.

PRONAI THERAPEUTICS, INC.

By:	/s/ NICK GLOVER
Name:	Nick Glover
Title:	Chief Executive Officer